Exhibit 10.21
LIVEPERSON, INC.
STAND-ALONE INDUCEMENT AWARD

NONSTATUTORY STOCK OPTION AGREEMENT

1.      Grant of Option.

LivePerson, Inc., a Delaware corporation (the “Company”), hereby grants, as of March 15, 2024 (the “Grant Date”), an option (“Option”) to purchase 1,000,000 shares of the Company’s Common Stock (“Common Stock”), $0.001 par value per share (“Shares”), at an exercise price equal to $1.02 per Share (the “Exercise Price”), to Anthony J. Sabino (the “Participant”), pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules as a material inducement for the Participant to become an employee of the Company, subject to all of the terms, definitions and provisions of this Nonstatutory Stock Option Agreement (this “Stock Option Agreement”).

The Option (i) is being granted to the Participant as a stand-alone award outside of the Amended and Restated LivePerson, Inc. 2018 Inducement Plan, as may be amended from time to time (the “Plan”), (ii) shall not constitute an award granted under the Plan, and (iii) shall not reduce the share reserve of the Plan. Notwithstanding the foregoing, the terms, definitions and provisions set forth in the Plan shall apply to the Option as if it were granted under the Plan.

It is intended that the Option evidenced by this Stock Option Agreement shall not be an “incentive stock option,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant,” as used in this Stock Option Agreement, shall be deemed to include any person who acquires the right to exercise the Option validly under its terms.

2.      Definitions. Unless otherwise provided herein, all capitalized terms in this Stock Option Agreement shall have the meaning assigned to them in the Plan. For purposes of this Stock Option Agreement, “Company” or “LivePerson” shall include LivePerson, Inc. and any other affiliated entity to which the Participant provides services.

3.      Vesting and Exercise Schedule. The Option is subject to (i) performance-based vesting conditions, as set forth in Section 3(a) below (“Performance-Based Conditions”), and (ii) time-based vesting conditions, as set forth in Section 3(b) below (“Time-Based Conditions”). Except as otherwise provided herein or in the Plan, the Option will vest and become exercisable as to the Shares subject to the Option only to the extent both the Performance-Based Conditions and Time-Based Conditions are satisfied.

a)Performance-Based Conditions. The Performance-Based Conditions will be deemed satisfied as to (i) 500,000 of the Shares subject to the Option on the date that the Average Price equals or exceeds $8.00 (the “First Hurdle”), and (ii) 500,000 of the Shares subject to the Option on the date that the Average Price equals or exceeds $13.00 (the “Second Hurdle”), in either case, subject to Participant’s continued employment through such date. Notwithstanding the foregoing, the First Hurdle may only be achieved prior to January 10, 2027, and the Second Hurdle may only be achieved prior to January 10, 2028, in either case, unless otherwise determined by the Board prior to the applicable date. As of the date a Performance-Based Condition is no longer achievable, the applicable portion of the Option will be forfeited and cancelled for no consideration. For purposes of this Stock Option Agreement, the “Average Price” means the average closing price of the Common Stock on a rolling 30-day trading basis.

b)Time-Based Conditions. The Time-Based Conditions will be deemed satisfied as to (i) 500,000 of the Shares subject to the Option on the second anniversary of the Grant Date, and (ii) 1/24th of the Shares subject to the Option in equal monthly installments thereafter, in each case, subject to Participant’s continued employment through such date.

c)Termination During a Change in Control Window. In the event the Participant’s employment with the Company is terminated (i)(A) by the Company other than for “Cause” or (B) by the Participant for “Good Reason,” in either case, during a “Change in Control Window” and (ii) where the termination is not a result of the Participant’s death or “Disability” (as such terms are defined in the Employment Agreement by and between the Company and the Participant, dated as of December 27, 2023 (the “Employment Agreement”)), subject to the conditions set forth in Section 3.2(c) of the Employment Agreement, (y) any remaining Time-Based Conditions will be deemed satisfied, and (z) the Performance-Based Conditions will be deemed satisfied as to (i) 500,000 of the Shares subject to the Option if the per-Share consideration in connection with the Change in Control equals or exceeds $8.00, and (ii) 500,000 of the Shares subject to the Option if the per-Share consideration in connection with the Change in Control equals or exceeds $13.00, such that the Option will be deemed vested and exercisable to the extend the Performance-Based Conditions are satisfied in connection with the Change in Control as of the later to occur of the termination and the Change in Control. To the extent that the Performance-Based Conditions are not satisfied in connection with a Change in Control, the Option will be forfeited and cancelled at the time of the Change in Control for no consideration.

The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the day prior to the Expiration Date (as defined below) (the “Final Exercise Date”) or the termination of the Option under Section 5 hereof or the Plan. The Participant agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in this Stock Option Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Stock Option Agreement, the terms and conditions of this Stock Option Agreement will prevail.

4.      Exercise of Option.

a)Form of Exercise.  Each election to exercise the Option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this Stock Option Agreement, and payment in full in the manner provided in the Plan.  The Participant may only purchase Shares subject to the vested portion of the Option and may purchase less than the total number of Shares subject hereto; provided, that no partial exercise of the Option may be for any fractional Share.

b)Continuous Relationship with the Company Required.  Except as otherwise provided herein, the Option may not be exercised unless the Participant, at the time he exercises the Option, is, and has been at all times since the Grant Date, an employee of the Company (an “Eligible Participant”).

5.      Termination of Option.  Any unexercised portion of the Option shall automatically and without notice terminate at the time of the earliest to occur of the following:

a)Expiration of Option.  The right to exercise the Option shall terminate on the tenth anniversary of the Grant Date (the “Expiration Date”).

b)Termination as an Eligible Participant Generally.  Except as provided in Sections 5(c) and 5(d) of this Stock Option Agreement, if the Participant ceases to be an Eligible Participant for any reason, the right to exercise the Option shall terminate three months after such cessation.

c)Termination Due to Death or Disability.  If the Participant ceases to be an Eligible Participant by reason of the Participant’s death or “Disability” (as defined in the Employment Agreement), the right to exercise the Option shall terminate 12 months after such cessation.

d)Termination for Cause. If the Participant ceases to be an Eligible Participant by reason of the Company’s termination of the Participant’s employment with the Company for “Cause” (as defined in the Employment Agreement), the right to exercise the Option will terminate immediately upon such cessation.

e)Inappropriate Activity. If at any time, the Participant violates Section 4 of the Employment Agreement, any restrictive covenant provisions contained in any other employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise the Option shall terminate immediately upon such violation.

6.Clawback/Recoupment. Notwithstanding any other provisions in this Stock Option Agreement or any other agreement between the Company and the Participant to the contrary, this Stock Option Agreement, the Option granted hereunder, the Shares received upon exercise of the Option and/or the gains realized upon a subsequent sale of such Shares by the Participant shall be subject to repayment or forfeiture by the Participant to the Company in accordance with the terms and conditions of the Company’s Amended and Restated Omnibus Clawback Policy or any

other “clawback” policy or mandatory recoupment policy adopted by the Company from time to time.

7.Withholding. No Shares will be issued pursuant to the exercise of the Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of the Option.

8.Transfer Restrictions. The Option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, the Option shall be exercisable only by the Participant. The designation of a beneficiary does not constitute a transfer.

9.No Guarantee of Continued Employment. Nothing in this Stock Option Agreement or in the Plan shall confer upon the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate the Participant’s service at any time for any reason, with or without cause.

10.Address for Notices. Any notice to be given to the Company under the terms of this Stock Option Agreement will be addressed to the Company, in care of its Secretary at LivePerson, Inc., 530 7th Ave, New York, New York 10018, or at such other address as the Company may hereafter designate in writing.

11.Binding Agreement. Subject to the limitation on the transferability of the grant contained herein, the Option granted pursuant hereto, as evidenced by this Stock Option Agreement and the Plan, will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.Electronic Delivery and Language. The Company may, in its sole discretion, decide to deliver any documents related to the Option, any future stock options or other equity awards granted by the Company, or any other Company securities by electronic means. The Participant hereby consents to receive such documents by electronic delivery through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

13.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Stock Option Agreement.

14.Agreement Severable. In the event that any provision in this Stock Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Stock Option Agreement.

15.Entire Agreement. This Stock Option Agreement, the Employment Agreement and the Plan constitute the entire understanding of the parties on the subjects covered. The Participant expressly warrants that he is not accepting this Stock Option Agreement in reliance on any promises, representations, or inducements other than those contained herein.

16.Choice of Law and Forum. This Stock Option Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws. For purposes of resolving any dispute that may arise directly or indirectly from this Stock Option Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties be submitted to the exclusive jurisdiction of the state courts of New York or the federal courts for the United States for the Southern District of New York.

By the Participant’s acceptance of this Stock Option Agreement, the Participant and the Company agree that the Option is governed by the terms and conditions of this Stock Option Agreement, the Plan (as incorporated herein by reference), and any ancillary documents, all of which are being delivered simultaneously with, and made a part of, this Stock Option Agreement. In addition, the Participant acknowledges and agrees that the Participant has reviewed the Plan and this Stock Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Stock Option Agreement and fully understand all provisions of the Plan and this Stock Option Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions relating to the Plan and this Stock Option Agreement. The Participant further agrees to promptly notify the Company in writing upon any change in the Participant’s residence address.